EXHIBIT 2.5

                                              March 16, 2000


Soccer Magic Inc. and the SMI Shareholders
10 Planchet Road, Unit #21
Concord, Ontario L4K 2C8

         Re: Acquisition Agreement by and between Advanced Knowledge, Inc. and Soccer Magic Inc. dated as of December 14, 1999 (the "Acquisition Agreement")

Ladies and Gentlemen:

         I hereby represent and warrant that all of the representations and warranties made and given by AKI in Article Five of the Acquisition Agreement are true, accurate and complete in all material respects as of the date hereof, except with respect to the effect of transactions in the ordinary course of business and transactions contemplated or permitted by the Acquisition Agreement.

         Unless otherwise defined, all capitalized terms contained in this letter shall have the meanings given them in the Acquisition Agreement.

         By countersigning below, SMI agrees, for itself and on behalf of its shareholders, that the remedy of rescission as described in Section 3.06 of the Acquisition Agreement shall constitute the only available remedy in the event that the above representation and warranty made and given by me in my individual capacity in this letter agreement is not true and correct; provided, however, that this letter agreement shall not be deemed to restrict or qualify the availability of any remedies for breaches of the representations and warranties made and given by AKI in the Acquisition Agreement. This letter agreement shall become effective only upon SMI's acceptance (for itself and on behalf of its shareholders) by countersigning below.

                                              Sincerely,

                                              /s/ Buddy Young
                                              -------------------
                                                  Buddy Young

ACCEPTED AND AGREED this March 16, 2000:

Soccer Magic Inc.


By: /s/ Manny Gross
    ---------------------
        Manny Gross
        Chief Executive Officer

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